Lyons Capital, LLC

Sophisticated IR Services

One Boca Place

2255 Glades Road

Suite 324A

Boca Raton, FL 33431

T (561) 445-9939

F (561) 338-0381

jasong@lyonscapital.com

Amended Engagement Letter: 11/29/05

This is to confirm that Lyons Capital, LLC will be retained for Investor Relations Services by Golden Patriot, Corp. (GPTC.OB)

Lyons Capital, LLC will receive 500,000 shares of Restricted, Rule 144 Stock, for services rendered, which will include: Dinner and Lunch presentations in New York and Florida for retail and Institutional investors. Lyons Capital, LLC will receive an additional 100,000 shares of Restricted, Rule 144 Stock, for the dinner presentation arranged in New York on September 28, 2005, in lieu of expenses incurred and hard costs associated with this road show.

Lyons Capital guarantees at least 50 new relationships through this road show process. Attendees are from major and second tier Investment banking firms.

Lyons Capital will provide a detailed list of all attendees with their contact information.  And set up future meetings with interested parties for as long as it takes!

Lyons Capital will feature GPTC.OB on its website as a “Featured new company on the move,” with direct links to all company news (news that GPTC has issued).

In the likely result that the client secures any sort of funding through our introductions, Lyons Capital will negotiate a consulting fee for this additional service, as accorded by law.

Client agrees to reimburse Lyons Capital for any expenses incurred during the road show, which include Travel Hotel, and the hard costs for all presentations.  Lunch approx.: $2,500, Dinner approx.: $3,500, with the exception of the New York road show held in September 2005.

We look forward to working with you.

/s/ Jason S. Lyons

/s/ Bradley Rudman

Jason S. Lyons

Golden Patriot, Corp.

Chairman

President, Director